2021 Long-Term Incentive Plan Awards
Acceptance Form
    As of March 15, 2021, you were granted long-term incentive awards under the Protective Life Corporation Long-Term Incentive Plan (the “Plan”). In conjunction with these awards, you have been provided with Award Letters and the applicable provision documents (“Provisions”). The Award Letters, Provisions, and the Plan govern your respective 2021 Awards. The 2021 Awards contain terms and conditions regarding the vesting and payment of the Awards, termination of employment, tax withholding, confidentiality, non-solicitation of Company employees and customers, regulatory compliance, and other important matters. If you agree to and accept the terms of the 2021 Awards, please sign where indicated below by March 26, 2021.

[Employee’s electronic signature]

Rich Bielen
President and Chief Executive Officer
of Protective Life Corporation